Exhibit 19.1

BLACKROCK MONTICELLO DEBT REAL ESTATE INVESTMENT TRUST

Insider Trading Policy

Adopted on March 4, 2025

It is the policy of BlackRock Monticello Debt Real Estate Investment Trust, a Maryland statutory trust, and its subsidiaries (collectively, the “Company”), that they and their respective trustees, officers and employees, if any, and all directors, officers and employees of BlackRock Financial Management, Inc. (the “BlackRock Advisor”), all directors, officers and employees of MONTICELLOAM, LLC (the “Monticello Advisor”), the Company’s external advisors, or any of their respective affiliates (together with their affiliates, the “Advisors”), including members of the Advisors’ investment committee(s), acting for or on behalf of the Company (collectively, “Covered Parties” and, individually, a “Covered Party”) must, at all times, comply with the applicable securities laws in the United States and the equivalent in the other jurisdictions in which the Company operates. To avoid any activity that violates applicable laws or regulations and, to avoid even the appearance of impropriety, this Policy restricts or prohibits certain transactions by Covered Parties and their immediate family members (including, such person’s spouse, minor children, relatives or other individuals living with a Covered Party and individuals for whose support the Covered Party is principally responsible) (collectively, “Insiders”) and subjects transactions by Insiders to pre-approval requirements when trading in the Company’s securities. All Insiders must abide by the terms of this Policy. All Covered Parties play a critical role in maintaining the integrity of the Company’s reputation and must handle MNPI (as defined below) and proprietary or confidential information properly. Each of the Advisors has adopted a number of policies that deal with the handling of MNPI, including but not limited to, (i) with respect to employees of the BlackRock Advisor and its affiliates, confidentiality and employment policies that obligate employees to hold certain information in strict confidence, a Code of Business Conduct and Ethics that obligates employees to maintain the confidentiality of information entrusted to them, and a Global Material Nonpublic Information Barrier Policy that establishes controls on the use and sharing of MNPI and (ii) with respect to employees of the Monticello Advisor and its affiliates, its Code of Ethics and Compliance Manual.

Federal securities laws prohibit “trading” in the “securities” of a company on the basis of “material non-public information” (“MNPI”). “Trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including securities of the Company, Company redemptions and repurchases, market option exercises, gifts or other contributions, exercises of options granted under any Company equity plans, sales of shares acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan. The term “securities” should be broadly construed and shall include, but not be limited to, common shares, preferred stock, debt securities, such as bonds, notes and debentures, as well as puts, calls, options and other derivative instruments.

Generally, information is considered to be “non-public” unless it has been disclosed to the public adequately. Examples of adequate disclosure include public filings with securities regulatory authorities, the issuance of press releases, and may also include meetings that are generally open to members of the press and the public. By contrast, information would likely not be considered public if it is available only to a Covered Party, or if it is available to a select group of analysts, brokers, and/or investors.

Generally, information is “material” if there is a reasonable likelihood that a person would consider the information important when making an investment decision or the information, if made public, would likely affect the market price of a company’s securities. Both positive and negative information may be material.

Trading on “material non-public information” is commonly known as “insider trading.” It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities to which such material non-public information relates. The penalties for insider trading violations are severe and could include significant fines and imprisonment. In addition, an individual’s failure to comply with this Policy may subject the individual to disciplinary action, including dismissal for cause, whether or not such person’s failure to comply results in a violation of applicable law. Federal securities law also creates a strong incentive for the Company to deter insider trading by Company Insiders. In the normal course of business, Covered Parties may come into possession of inside information concerning the Company, transactions in which the Company proposes to engage or other entities with which the Company does business. Therefore, the Company has established this Policy with respect to trading in its securities. Additionally, no Covered Party may buy or sell securities of another company at a time when the Covered Party has material non-public information about that company, including, without limitation, in connection with any existing or potential investment by the Company.

All Insiders may not trade in any securities of the Company without first pre-clearing such trade (the “Proposed Transaction”) (i) with respect to an employee of the BlackRock Advisor or its affiliate, by submitting a trade approval request through the electronic system maintained by the BlackRock Advisor for such purpose, (ii) with respect to an employee of the Monticello Advisor or its affiliate, with the Monticello Advisor’s Chief Compliance Officer (or his delegate) through its electronic compliance platform or (iii) with respect to any other Insider, with the General Counsel of the Company. The request must specify the security and number of shares, and must be received at least two (2) business days in advance of the Proposed Transaction date. Upon receipt of approval to trade in such security or securities (“Approved Transaction”), the Insider may only execute the Approved Transaction on or before the close of the next business day in which the Company accepts subscriptions or repurchases shares, as applicable (unless such approval is rescinded prior to execution of an Approved Transaction) (the “Approval Expiration Date”). If for any reason the Insider delays the execution of an Approved Transaction beyond the Approval Expiration Date, such Insider must again seek approval for the transaction by obtaining written pre-approval from the Company pursuant to the terms of this Policy. No Insider may purchase or sell securities when in possession of MNPI regarding the Company, even if the Proposed Transaction has been pre-approved.

Covered Parties may not disclose MNPI to:

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Any person outside of the Advisors or their respective affiliates (not employed by the Advisors or their respective affiliates), unless any such disclosure is made in accordance with such Advisor’s policies regarding the protection, and an authorized external disclosure, of information; or

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Any employee of the Advisors or their respective affiliates unless such employee needs to know the information for a valid business reason. MNPI may not be shared with anyone in a different information barrier group without obtaining prior approval from, with respect to an employee of the BlackRock Advisor or its affiliate, BlackRock Legal & Compliance, and, with respect to an employee of the Monticello Advisor or its affiliate, the Monticello Advisor’s Chief Compliance Officer.

An Insider who files Section 16 reports with respect to the Company with the U.S. Securities and Exchange Commission may not engage in any of the following:

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Use the Company’s securities as collateral in a margin account;

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Pledge the Company’s securities as collateral; or

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Engage in any transactions that have the effect of hedging the economic risks and rewards of the Company’s securities held by such officer and/or trustee.

This policy applies to repurchases of Company shares pursuant to and in accordance with the terms of the Company’s Share Repurchase Plan, as amended from time to time.

This policy does not apply to the vesting of restricted stock units of the Company or restricted common shares of the Company or the exercise of a tax withholding right pursuant to which the securityholder or unitholder elects to have the Company withhold a portion of any common shares or units to satisfy tax withholding requirements upon vesting. This policy does apply, however, to any sale of common shares or units resulting from vesting.

For the avoidance of doubt, this Policy does not apply to the acquisition of common shares of the Company pursuant to the Company’s distribution reinvestment plan (the “DRIP”), receipt of common shares of the Company by an independent trustee pursuant to share grants that form a part of such trustee’s compensation from the Company or grants received by Covered Parties affiliated with any Advisor as part of their ordinary course compensation from such Advisor. This Policy does apply, however, to elections to participate or not to participate in the DRIP and any modifications to prior elections. For the avoidance of doubt, this Policy also applies to subsequent sales of common shares or units acquired pursuant to any such reinvestment plan or program or received as compensation in the manners described above.

Furthermore, Covered Parties are prohibited from engaging in transactions in the Company’s securities that are inconsistent with a long-term investment in the Company, signal a lack of confidence in the Company or may lead to the appearance of insider trading. Such transactions include any trading activity designed to profit from fluctuations in the price of the Company’s securities, such as arbitrage trading, short sales, buying on margin, and the use of forward contracts, equity swaps, collars, exchange funds, puts, calls, options and other derivatives or any instruments designed to increase in value as a result of, or hedge or offset any decrease in, the value of the Company’s securities.

With respect to an employee of the BlackRock Advisor or its affiliate, this Policy should be read in conjunction with other policies of the BlackRock Advisor, including the Global Personal Trading Policy, which contains other restrictions on trading certain securities. In addition, the BlackRock Advisor and its affiliates implement information barriers for a variety of reasons in addition to the prevention of insider trading. Barriers established for another explicit purpose, such as avoidance of potential coordinated trading, will be outlined in those specific policies and/or procedures.